ASSET MANAGEMENT AGREEMENT


THIS ASSET MANAGEMENT AGREEMENT (the "Agreement"), dated March 30, 1998, and effective as of the date specified in Section 18 hereof, is by and between RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK, a New York corporation (the "Client"), and ING INVESTMENT MANAGEMENT LLC, a Delaware limited liability company ("ING-IM").

SECTION 1. APPOINTMENT OF ING-IM - The Client hereby appoints ING-IM to provide asset management services for the Client's general account (the "Account") under the terms and conditions set forth in this Agreement. ING-IM hereby accepts such appointment and agrees to provide such asset management services as specified in EXHIBIT "A" attached hereto and incorporated herein by reference.

All investments made by ING-IM on behalf of Client shall be approved by an officer of Client, which has been duly authorized by the Board of Directors of Client to approve investments, and shall be in accordance with investment policies and objectives, rules and regulations established periodically by the Board of Directors of Client or by a committee of the Board charged with the supervision thereof. ING-IM shall acquire or dispose of any specific investment if so directed by the Board or duly authorized committee.

SECTION 2. INVESTMENTS - ING-IM shall provide direction to the Client regarding the investment and reinvestment of assets in the Account and any additions thereto. No cash or securities due to or held for the Account shall be paid or delivered to ING-IM except in payment of the fee payable to ING-IM under this Agreement. Client and/or the Custodian shall hold and maintain all assets in the Account in the State of New York.

SECTION 3. DISCRETIONARY AUTHORITY - BROKERAGE - ING-IM shall have full and complete discretion to establish brokerage accounts in the name of the Client and execute transactions in securities markets in the name of the Client, pursuant to proper authorization from the Client, through one or more securities broker/dealer firms as ING-IM may select, including those which from time to time may furnish ING-IM statistical and investment research information and other services. The Client accepts the Statement of Policy on Brokerage Practices which is attached to this Agreement as EXHIBIT "B". This policy may be modified by ING-IM in consultation with the Client.

SECTION 4. INVESTMENT OBJECTIVES - The investment objectives and guidelines for the Account will be communicated in writing by the Client from time to time. ING-IM will utilize these objectives in managing the Account.

SECTION 5. ADMINISTRATIVE SERVICES - ING-IM will provide the Client with the following administrative services: preparation of Schedules B and D to the Client's annual statement; pricing of portfolios on a periodic basis as mutually agreed; mortgage loan servicing for both direct and mortgage banker-serviced loans; private placement securities servicing; coordination of purchases and sales at custodian bank; and coordination of securities lending by agent banks.

SECTION 6. FEES - The Client will pay to ING-IM as full compensation for services rendered a quarterly fee based on the quarterly fees set forth in EXHIBIT "C", as it may be amended in writing.

If ING-IM shall serve for less than the whole of any quarterly period, its compensation determined as provided above shall be calculated and shall be payable on a pro rata basis for the period of the calendar quarter for which it has served as an adviser hereunder.

SECTION 7. PROCEDURES - All transactions will be consummated by payment to, or delivery by, the Client, or such other party as the Client may designate in writing (the "Custodian") of all cash and/or securities due to or from the Account. ING-IM shall not act as custodian for the Account. ING-IM shall instruct all brokers or dealers executing orders on behalf of the Account to forward to the Client and/or the Custodian copies of all brokerage confirmations promptly after execution of transactions. The Client will instruct the Custodian, if any, to provide ING-IM with such periodic reports concerning the status of the Account as ING-IM may reasonably request. Unless otherwise notified in writing by Client, ING-IM shall be authorized to rely upon instruction received from the named Client representatives set forth in EXHIBIT "D".

SECTION 8. BOOK AND RECORDS - ING-IM shall keep proper books and records wherein shall be recorded the business transacted by it on behalf of Client and shall forward to Client's New York office, on a monthly basis, copies of such books and records in printed form, on a computer diskette, or as otherwise agreed by ING-IM and Client. All books, records and files established by ING-IM by reason of its performance under this Agreement shall be deemed the property of Client and shall be subject to examination at any time by Client or persons authorized by Client, or any governmental agency having jurisdiction over Client. ING-IM agrees to provide to Client such records, statements, and reports as Client shall reasonably request in a timely and diligent manner.

SECTION 9. PROXIES - ING-IM shall vote securities held in the Account in response to proxies solicited by the issuers of such securities in accordance with guidelines established by Client. ING-IM will provide such information with respect to such voting as the Client may reasonably request.

SECTION 10. SERVICE TO OTHER CLIENTS - It is understood that ING-IM provides asset management services for other clients. It is further understood that ING-IM may take management action on behalf of such other clients which differs from management action taken on behalf of the Account. If the purchase or sale of securities for the Account and for one or more such other clients is considered at or about the same time, the transactions in such securities will be allocated among the several clients in a manner deemed equitable by ING-IM.

SECTION 11. LIABILITY OF ING-IM - In rendering services under this Agreement, ING-IM will not be subject to any liability to the Client to any other party for any act or omission of ING-IM except as the result of ING-IM's gross negligence or willful misconduct. Nothing herein shall in any way constitute a waiver or limitation of any right of any person under applicable Federal or State law.

SECTION 12. REPRESENTATIONS BY CLIENT - By execution of this Agreement, the Client represents that the terms hereof do not violate any obligation by which the Client is bound, whether arising by contract, operation of law or otherwise and that this Agreement has been duly authorized.

SECTION 13. FORM ADV PART II - The parties hereto acknowledge that, concurrently with the execution of this Agreement, ING-IM is furnishing to Client, for Client's review and inspection, a copy of Form ADV Part II most recently filed by ING-IM with the Securities and Exchange Commission, and a copy of such Form ADV Part II is attached here as EXHIBIT "E". Upon Client's written or oral request, ING-IM shall provide to Client a copy of any future Form ADV Part II.

SECTION 14. TERMINATION - This Agreement may be terminated by either party on the month-end next following receipt of written notice of termination.

SECTION 15. NOTICE - Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

          To ING-IM:  ING INVESTMENT MANAGEMENT LLC
                      5780 Powers Ferry Road, NW
                      Suite 300
                      Atlanta, GA  30327-4349

          To Client:  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                      1000 Woodbury Road, Suite 102
                      Woodbury, New York  11797
                      Attn:  Mary Bea Wilkinson, Senior V.P.

SECTION 16. CONSTRUCTION OF AGREEMENT - This Agreement shall be construed and the rights and obligations of the parties hereunder enforced in accordance with the laws of the State of New York.

SECTION 17. ASSIGNMENT - This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their permitted successors and assigns hereunder; provided, however, that ING-IM may not assign its rights and obligations under this Agreement unless and until it shall have first received the prior written consent of the Client. The above consent may be withheld for any reason, but if such consent if given, ING-IM's assignee shall be required to assume and agree to perform all the obligations of ING-IM hereunder and ING-IM shall remain fully liable for the full and faithful performance of all obligations arising prior to any such assignment.

SECTION 18. EFFECTIVE DATE - Notwithstanding the date set forth in the first paragraph hereof, this Agreement shall be effective as of January 1, 1998.



















IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed by their duly authorized officers, all as of the day and year first above.

     CLIENT:                             RELIASTAR LIFE INSURANCE
                                         COMPANY OF NEW YORK



                                            By:  /s/ David L. Jacobson
                                                 ----------------------

                                         Title:  Senior Vice President
                                                 ---------------------



     ING-IM:                             ING INVESTMENT MANAGEMENT LLC


                                            By:  /s/ Thomas J. Balachowski
                                                 -------------------------

                                         Title:  President and CEO
                                                 ---------------------



































                                 EXHIBIT "A"


Asset Management Services
-------------------------
To the extent permitted by applicable law, ING-IM shall provide all asset management services for Client's Account, including the following:

     Private placement bonds and preferred stocks in an amount not to exceed the maximum established from time to time by Client's Investment Committee and communicated to ING-IM.

     Public Market Corporate and Government Bonds.

     Public Market Preferred Stocks.

     Common Stocks.

     Participating and Non-participating Mortgage Loans.

     Equity Real Estate.

     Mortgage Backed Securities and Collateralized Mortgage Obligations and derivatives thereof.

     Cash Management services, as required, in conjunction with Mortgage Loans, Equity Real Estate, and/or the servicing of same.

     Swap Transactions.

     "Cap", "Floors", "Puts", "Calls" and similar derivative transactions.




























                                 EXHIBIT "B"


                  STATEMENT OF POLICY ON BROKERAGE PRACTICES


As of May 1, 1975, all national securities exchanges were prohibited from requiring their members to charge fixed rates of commissions on the execution of transactions. This prohibition resulted from the adoption by the Securities and Exchange Commission of Rule 19b-3 under the Securities and Exchange Act of 1934 and the subsequent passage by Congress of the Securities Acts Amendments to include Section 28(e) relating to the payment of brokerage commissions on specific securities transactions in excess of the commission which might be charged by another broker for the same transaction. The provisions of Section 28(e) are specifically incorporated herein by reference.

In recognition of the regulatory changes, ING-IM has adopted this statement of policy with respect to commissions paid on portfolio transactions executed on behalf of our clients. It is the responsibility of individuals trading on behalf of our clients to carry out this statement of policy, including the fiduciary responsibility of negotiating for each agency transaction the amount of the brokerage commission.

Essentially, this policy reaffirms the principle of seeking "best available price and most favorable execution" with respect to all portfolio transactions. This principle recognized that commissions on portfolio transactions must be negotiated and utilized for the ultimate benefit of our clients.

Our brokerage commission policy is as follows:

        1. We will continue to use our best efforts to obtain the best available price and most favorable execution with respect to all portfolio transactions executed on behalf of our clients.

        2. "Best available price and most favorable execution" is defined to mean the execution of a particular investment decision at the price and commission which provides the most favorable total cost or proceeds reasonably obtainable under the circumstances.

        3. In selecting a broker for each specific transaction, we will use our best judgment to choose the broker most capable of providing the brokerage services necessary to obtain best available price and most favorable execution. The full range and quality of brokerage services available will be considered in making these determinations. For example, brokers may be selected on the basis of the quality of such "brokerage services" related to the requirements of the specific transaction as the following:
            capable floor brokers and traders, competent block trading coverage, good communications, ability to position, retail distribution and underwriting, use of automation, research contacts, arbitrage skills, administrative ability, or provision of market information relating to the security. We will continue to make periodic evaluations of the quality of these brokerage services against our own standards of execution. Brokerage services will be obtained only from those firms which meet our standards, maintain a reasonable capital position, and can be expected to reliably and continuously supply these services. We will continue our endeavor to develop and maintain brokerage contacts and relationships in the interest of providing our clients with maximum liquidity.

        4. We are not obliged to choose the broker offering the lowest available commission rate if, in our best judgment, there is a material risk that the total cost or proceeds from the transaction might be less favorable than obtainable elsewhere. We will make every effort to keep informed of rate structures offered by the brokerage community. In the selection of brokers, we will not solicit competitive bids or "shop" the order for a lower rate if this would, in our best judgment, be harmful to the execution process and not in the best interests of our clients.

        5. In those instances where it is reasonably determined that more than one broker can offer the brokerage services needed to obtain the best available price and most favorable execution, consideration will be given to those brokers which supply research and other services in addition to execution services. Such services may include factual and statistical information or other items of supplementary research assistance. The individuals trading on behalf of our clients will be informed as to the broker/dealers who supply specific or general research assistance. However, we will not select an executing broker on the basis of research or other services unless such selection is otherwise consistent with best available price and most favorable execution.

        6. In no event will we enter into agreements, expressed or implied, with broker/dealer wherein we would select a firm for execution as a means of remuneration for recommending us as an asset manager for prospective or present clients. However, portfolio transactions may be executed through broker/dealers who have made such a recommendation, if otherwise consistent with best price and most favorable execution.

        7. In those instances where a client has expressed a preference for a particular broker, that broker will be selected only when the broker is reasonably determined in our best judgment, to be capable of providing the best available and most favorable execution. With the exception of clients subject to the provisions of The Employee Retirement Income Security Act of 1974 ("ERISA"), a client may direct us in writing to execute transactions with one or more specific brokers at such commission rate or rates as may be agreed to by the client and such brokers. With respect to clients subject to ERISA, we may accept clients' direction to execute transactions with one or more specific brokers upon written direction of the clients. Such written notice shall specify the services provided by the broker(s) to the clients, the amount of rate of commissions to be paid and the determination by the clients that such direction is consistent with the provisions of ERISA.










                                 EXHIBIT "C"

                          ING INVESTMENT MANAGEMENT

                            ADVISORY FEE SCHEDULE

                            AS OF JANUARY 1, 1998

ANNUAL ASSET MANAGEMENT FEES (based on assets under management):


            ASSET CLASS                         BASIS POINT FEE
----------------------------------------------------------------

 - public bonds, MBS, CMO-A, preferred
   stock, insured residential mortgages
   and short term investments                         20.0

 - private placements (investment grade)              20.0

 - below investment grade                             25.0

 - derivatives                                        50.0

 - CMO-B                                              50.0

 - actively managed common stock and
   other high yield stock programs                    50.0

 - indexed common stocks                              10.0

 - commercial mortgages                               20.0

 - real estate, foreclosed mortgages,
   and problem commercial loans                       72.7

 - portfolio management and
   investment services (applied to              1.8 b.p for first
   all assets under management per              $1.0 billion and
   portfolio)                                0.8 b.p for the excess

 - separate accounts, segregated            5.0 b.p. in addition to
   funds, and pension trusts                the asset class charge













PRODUCTION FEE (one-time fee assessed at close of transaction):
(excludes Equitable of Iowa)


            ASSET CLASS                         BASIS POINT FEE
----------------------------------------------------------------

 - private placements (investment grade)             20.7

 - private placements (international -
   investment grade)                                 30.0

 - private placements (BIG)                          40.0

 - commercial mortgages                              16.7









































                                 EXHIBIT "D"


AUTHORIZED REPRESENTATIVES OF CLIENT
------------------------------------

Until otherwise notified in writing by Client, ING-IM shall be authorized to rely upon instruction received from the following named representatives of the
Client:

                            Thomas J. Balachowski
                              Robert F. Bowman
                              Maurice M. Moore
                              Jeffery W. Seel
                               Fred C. Smith
                             Michael B. Stevens
                             Mary Bea Wilkinson
                              Terry L. Kendall
                             David L. Jacobson









































                                 EXHIBIT "E"

Part II of Form ADV of ING Investment Management LLC reference is made to Form ADV of ING Investment Management LLC, Securities and Exchange Commission File No. 801-15160, which is incorporated herein by reference.